PRESS RELEASE

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Investors	Media
Investor Relations Department	Denise DesChenes/Kara Findlay
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co
(212) 687-8080

FOAMEX NAMES DAVID J. LYON TO BOARD OF DIRECTORS

LINWOOD, PA – April 15, 2008 - Foamex International Inc. (OTC: FMXL), a leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that David J. Lyon has been named to the Company’s Board of Directors.

Jack Johnson, President and Chief Executive Officer, said, “We are pleased to welcome David to the Foamex Board. He has an impressive background and we believe that his expertise and perspective will be valuable additions as we continue to work to strengthen and build our business. We appreciate the continued support of the D. E. Shaw group and all of our other stockholders.”

David J. Lyon is a vice president of D. E. Shaw & Co., L.P. and focuses on the firm’s special situations private equity strategy. Prior to joining the D. E. Shaw group, Mr. Lyon spent seven years as a managing director of The Cypress Group, a New York-based private equity firm. He has also held positions at Goldman, Sachs & Co. and Och-Ziff Capital Management Group. Mr. Lyon received his M.B.A. from Harvard Business School and his B.A. from the University of Notre Dame. He also serves on the Board of Directors of Owens Corning.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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